Exhibit 99.1

DATARAM REPORTS FISCAL 2014 THIRD QUARTER FINANCIAL RESULTS

4th Consecutive Quarter of Revenue Growth

22% Third Quarter Revenue Growth

PRINCETON, N.J. March 21, 2014— Dataram Corporation (NASDAQ: DRAM) today reported its financial results for the three and nine months ended January 31, 2014. Revenues for the three and nine months ended January 31, 2014 were $7.6 million and $22.4 million, respectively, which compares to $6.4 million and $21.4 million for the comparable prior year periods. The Company incurred a net loss for the three months ended January 31, 2014 of $847,000, which includes a charge of $150,000 in the third quarter of the current year for a legal settlement provision. The current quarter loss compares to a net loss of $782,000 for the comparable prior year period. For the nine months ended January 31, 2014, the net loss totaled $2.1 million as compared to $3.0 million for the prior comparable period. The Company recorded a net loss per share for the three and nine months ended January 31, 2013 was $0.40 and $1.08 as compared to net lost in the prior comparable periods of $0.44 and $1.68.

John H. Freeman, Dataram’s president and CEO commented, “The Company continues to execute its plan of cost reduction and sales expansion. The twenty two percent sales increase over the same quarter of last year and slight increase over the previous quarter of this year is a result of our product expansion, increased sales of Advanced Micro Devices (“AMD”) Radeon Memory products and growth in our AMD relationship. We continue to work to expand the number of outlets for our AMD Radeon branded consumer and server memory.”

Mr. Freeman concluded, “On March 20, 2014 we completed the sale of 219,750 shares of common stock for net proceeds of approximately $583,000 to an institutional investor in a registered direct offering. In addition, certain institutional holders of warrants exercised their warrants for 86,100 shares of common stock for net proceeds of approximately $301,350. The net proceeds from these transactions will be used for general corporate purposes, development of new software products and continued expansion of our AMD business and relationship. These monies are providing a foundation for increased growth in sales and software.”

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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***** Financial Tables Follow *****

DATARAM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended January 31,		Nine Months Ended January 31,
	2014	2013	2014	2013

Revenues	$7,641	$6,439	$22,418	$21,396

Costs and expenses:
Cost of sales	6,223	4,929	17,870	17,005
Engineering and development	304	152	923	548
Selling, general and administrative	1,864	2,003	5,415	6,285
Stock-based compensation expense*	5	26	43	205
Intangible asset amortization*	41	41	122	123
Gain on asset disposal	(18)	—	(121)	—
	8,419	7,151	24,252	24,166

Loss from operations	(778)	(712)	(1,834)	(2,770)

Other expense	(69)	(70)	(233)	(235)

Loss before income taxes	(847)	(782)	(2,067)	(3,005)

Income tax benefit	—	—	—	—

Net loss	$(847)	$(782)	$(2,067)	$(3,005)

Net loss per share:
Basic	$(0.40)	$(0.44)	$(1.08)	$(1.68)
Diluted	$(0.40)	$(0.44)	$(1.08)	$(1.68)

Weighted average number of shares
outstanding:
Basic	2,105	1,783	1,920	1,785
Diluted	2,105	1,783	1,920	1,785

Note- 2013 amounts shown have been adjusted to reflect the reverse 1-for-6 stock split effective March 18, 2013.

* Items are recorded as a component of operating costs and expenses in the Company’s financial statements filed with the Securities and Exchange Commission on Form 10-Q.

DATARAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31, 2014	April 30, 2013

ASSETS
Current assets
Cash and cash equivalents	$—	$324
Accounts receivable, net	2,659	2,885
Inventories	2,272	2,903
Note receivable	—	275
Other current assets	66	81
Total current assets	4,997	6,468

Property and equipment, net	242	425

Other assets	49	56

Intangible assets, net	11	133

Goodwill	1,083	1,083

Total assets	$6,382	$8,165

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable-revolving credit line	$1,742	$1,876
Accounts payable	1,098	948
Accrued liabilities	1,013	684
Due to related party	400	400
Total current liabilities	4,253	3,908

Due to related party – long term	467	1,267
Total liabilities	4,720	5,175

Stockholders' equity	1,662	2,990

Total liabilities and stockholders' equity	$6,382	$8,165